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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Thor Industries, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $0.10
                         (Title of Class of Securities)

                                    885160101
                                 (CUSIP Number)


                                November 9, 2001
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)

              [x] Rule 13d-1(c)

              [ ] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.        885160101           13G               PAGE      2    OF     26
                 ---------           ---               ----      -    --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Investors III, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / / (b) /X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%
12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101           13G               PAGE      3    OF     26
                 ---------           ---               ----      -    --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Ventures V, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        //

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101          13G               PAGE      4    OF     26
                 ---------          ---               ----      -    --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Companion Fund, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101           13G               PAGE      5    OF     26
                 ---------           ---               ----      -    --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Advisors Fund (QP), L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts general partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101           13G               PAGE      6    OF     26
                 ---------           ---               ----      -    --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Advisors Fund, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                     860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101         13G               PAGE       7     OF    26
                 ---------         ---               ----       -     --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Partners, LLC

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                      860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.        885160101        13G               PAGE       8     OF    26
                 ---------        ---               ----       -     --

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Partners V, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
BENEFICIALLY                                       860,541 shares
          OWNED BY
             EACH
REPORTING                       7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                     0 shares

                                8       SHARED DISPOSITIVE POWER

                                                  860,541 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     860,541 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.09%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G

Item 1(a).           Name of Issuer: Thor Industries, Inc.

Item 1(b).           Address of Issuer's Principal Executive Offices:
                     419 W. Pike Street,  Jackson Center, Ohio 45334

Item 2(a). Names of Persons Filing: Summit Investors III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. Summit V Advisors Fund (QP),L.P., Summit Partners V, L.P. and Summit Partners, LLC.

                     Summit Partners V, L.P. is the general partner of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. and Summit V Advisors Fund (QP), L.P. Summit Partners, LLC is the general partner of Summit Partners V, L.P.


Item                 2(b). Address of Principal Business Office or, if None,
                     Residence: The address of the principal business office of each of the Filing Persons is 600 Atlantic Avenue, Boston, Massachusetts 02210.

Item 2(c). Citizenship: Each of Summit Investors, III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P.,Summit V Advisors Fund (QP), L.P. and Summit Partners V, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

Item 2(d).           Title of Class of Securities: Common Stock, $.10 par value.

Item 2(e).           CUSIP Number: 885160101
Item 3.              If this statement is filed pursuant to
                     Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     Not Applicable.

Item 4.              Ownership.

                     (a)  Amount Beneficially Owned:

                     Each of Summit Investors, III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. Summit V Advisors Fund (QP),L.P., Summit Partners V, L.P. and Summit Partners, LLC (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 860,541 shares of Common Stock as of November 9, 2001. As of November 9, 2001, Summit Investors III, L.P. was the record owner of 28,105 shares of Common Stock, Summit Ventures V, L.P. was the record owner of 650,674 shares of Common Stock, Summit V Companion Fund, L.P. was the record owner of 123,777 shares of Common Stock, Summit V Advisors Fund, L.P. was the record holder of 13,576 shares of Common Stock and Summit V Advisors Fund
                     (QP), L.P. was the record holder of 44,409 shares of Common Stock. By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the shares held of record by the other Entities. Hence, each Entity may be deemed to own beneficially 860,541 shares of Common Stock.


                     Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Thor Industries, Inc. except for those shares of Common Stock which are held of record. As of November 9, 2001, Summit Investors III, L.P. was the record owner of 28,105 shares of Common Stock, Summit Ventures V, L.P. was the record owner of 650,674 shares of Common Stock, Summit V Companion Fund, L.P. was the record owner of 123,777 shares of Common Stock, Summit V Advisors Fund, L.P. was the record holder of 13,576 shares of Common Stock and Summit V Advisors Fund
                     (QP), L.P. was the record holder of 44,409 shares of Common Stock.

        (b)  Percent of Class:

        Each of the Reporting Persons may be deemed to own 6.09% of the Common Stock

        The foregoing percentage is calculated based on 14,137,187 shares of Common Stock. This amount was determined by adding the 2,220,727 shares reportedly issued in connection with the merger of Keystone RV Company with and into a subsidiary of Thor Industries, Inc. to the 11,916,460 reported to be outstanding on Thor Industries, Inc.'s Form 10-K for the fiscal year ended July 31, 2001.

        (c)              Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

        0 shares for each reporting person

        (ii)  shared power to vote or to direct the vote:

         Each of the Reporting Persons has the shared power to vote 860,541 shares of Common Stock.

         (iii) sole power to dispose or direct the disposition of:

         0 shares for each reporting person

         (iv)  shared power to dispose or direct the disposition of:

         Each of the Reporting Persons has the shared power to dispose of 860,541 shares of Common Stock.

Item 5.              Ownership of Five Percent or Less of a Class.

                     Not Applicable.

Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person.

                     Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                     Not Applicable.

Item 8.              Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.              Notice of Dissolution of Group.

                     Not Applicable.

Item 10.             Certification.

                     Not Applicable.      This statement on Schedule 13G is
                     not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 19, 2001




                                           SUMMIT VENTURES V, L.P.


                                           By:      Summit Partners V, L.P.
                                                    Its General Partner

                                           By:      Summit Partners, LLC,
                                                    Its General Partner

                                                By: /s/ Thomas F. Farb
                                                    ----------------------
                                                    Member

                                           SUMMIT V COMPANION FUND, L.P.

                                           By:      Summit Partners V, L.P.
                                                    Its General Partner

                                           By:      Summit Partners, LLC
                                                    Its General Partner

                                               By: /s/ Thomas F. Farb
                                                  ------------------
                                                   Member

                                           SUMMIT V ADVISORS FUND, L.P.

                                           By:      Summit Partners V, L.P.
                                                    Its General Partner

                                            By: Summit Partners, LLC
                                                Its General Partner

                                             By:  /s/ Thomas F. Farb
                                                  ------------------
                                                   Member

                                            SUMMIT ADVISORS FUND (QP), L.P.

                                            By:      Summit Partners V, L.P.
                                                     Its General Partner

                                             By: Summit Partners, LLC
                                                 Its General Partner


                                              By: /s/ Thomas F. Farb
                                                  ------------------
                                                    Member


                                            SUMMIT INVESTORS III, L.P.


                                             By: /s/ Thomas F. Farb
                                                  -----------------
                                                 Authorized Signatory


                                             SUMMIT PARTNERS V, L.P.

                                             By:  Summit Partners, LLC
                                                  Its General Partner


                                              By: /s/ Thomas F. Farb
                                                  ---------------------
                                                  Authorized Signatory

                                            SUMMIT PARTNERS, LLC


                                            By: /s/ Thomas F. Farb
                                                ------------------
                                                 Authorized Signatory

                               AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Thor Industries, Inc. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 19th day of November, 2001.



                                             SUMMIT VENTURES V, L.P.


                                             By:      Summit Partners V, L.P.
                                                      Its General Partner

                                             By: /s/ Thomas F. Farb
                                                 ------------------
                                                 Member

                                             SUMMIT V COMPANION FUND, L.P.

                                             By:      Summit Partners V, L.P.
                                                      Its General Partner

                                              Summit Partners, LLC
                                              Its General Partner

                                              By: /s/ Thomas F. Farb
                                                  ------------------
                                                  Member

                                             SUMMIT V ADVISORS FUND, L.P.

                                             By: Summit Partners, LLC
                                                 Its General Partner

                                              By: /s/ Thomas F. Farb
                                                  ------------------
                                                  Member

                                        SUMMIT ADVISORS FUND (QP), L.P.

                                        By: Summit Partners, LLC
                                            Its General Partner


                                        By: /s/ Thomas F. Farb
                                            ------------------
                                            Member


                                         SUMMIT INVESTORS III, L.P.


                                         By:/s/ Thomas F. Farb
                                            ------------------
                                            Authorized Signatory


                                         SUMMIT PARTNERS V, L.P.


                                         By: /s/ Thomas F. Farb
                                             ------------------
                                             Authorized Signatory

                                          SUMMIT PARTNERS, LLC


                                          By: /s/ Thomas F. Farb
                                              ------------------
                                              Authorized Signatory